Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

CRA International, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(c) and 457(h)	500,000 (2)	$100.505	$50,252,500.00	0.00011020	$5,537.83
Total Offering Amounts					$50,252,500.00		$5,537.83
Total Fee Offsets							—
Net Fee Due							$5,537.83

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers an additional indeterminate amount of shares of common stock (the “Common Stock”) to be offered or sold pursuant to the CRA International, Inc. Amended and Restated 2006 Equity Incentive Plan, as amended (the “A&R Plan”) which may become issuable to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits and other anti-dilution provisions.

(2)	Represents the number of additional shares of common stock authorized to be issued under the A&R Plan.

(3)	Pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, the proposed maximum offering price per share is estimated solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Select Market on July 31, 2023, which date is within five business days prior to filing this Registration Statement.